CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class A Common Stock, par value $0.0001 per share	—	—	—	—
Class A Common Stock, par value $0.0001 per share, issuable in the event of conversion of Class B Common Stock of the registrant and Class B Common Interests of its subsidiary, Clearwire Communications, LLC	77,413,434	$1.66	$128,506,301	$14,727

(1)
This prospectus supplement relates to an aggregate 1,019,117,415 shares of Class A Common Stock, consisting of (i) 758,826,827 shares that were previously registered on December 21, 2009 (836,240,261 shares of Class A Common Stock were registered on the Registration Statement on Form S-3, filed by the Registrant on December 21, 2009, of which 77,413,434 shares became no longer registered when the corresponding shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests, into which such shares of Class A Common Stock are convertible, were surrendered to the Company by Sprint HoldCo, LLC), (ii) 182,877,154 shares that were previously registered on May 29, 2012 and (iii) 77,413,434 shares being registered hereby in conjunction with Sprint HoldCo, LLC's June 8, 2012 revocation of it's previously surrendered 77,413,434 shares of Class B Common Stock and Class B Common Interests which are convertible into Class A Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant's common stock on September 7, 2012, as reported on the NASDAQ Global Select Market.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-163903

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED DECEMBER 21, 2009

1,019,117,415 Shares

Clearwire Corporation
Class A Common Stock
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This prospectus supplement supplements information contained in the prospectus dated December 21, 2009, covering 836,240,261 shares of our Class A Common Stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
We are required to file this prospectus supplement under the terms of a registration rights agreement dated November 28, 2008 with the selling stockholders. The registration of the shares of Class A Common Stock to which this prospectus supplement relates does not require the selling stockholders to sell any of their shares of our Class A Common Stock nor does it require us to issue any shares of Class A Common Stock.

 We will not receive any proceeds from the sale of the shares by the selling stockholders. We have agreed to pay certain registration expenses, other than transfer taxes and brokerage and underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in the prospectus. See “Plan of Distribution.”

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Investing in our common shares involves risk. See “Risk Factors” beginning on page 6 of the prospectus.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The information in the table appearing under the caption “Selling Stockholders” in the prospectus is amended by amending the information below with respect to the Selling Stockholders:

Name	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	% of Class A Common Stock Beneficially Owned Prior to the Offering (1)	Shares of Class A Common Stock That May be Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	% of Outstanding Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby(1)
Sprint HoldCo, LLC(2)	705,359,348	56.3%	705,359,348*	—	—%

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(1)
Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or releasable within 60 days of September 7, 2012. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 547,089,001 shares of Class A Common Stock and 917,116,026 shares of Class B Common Stock outstanding as of September 1, 2012.

(2)
Shares beneficially owned includes shares issuable upon the conversion of 705,359,348 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests, which are currently held by this selling stockholder. The address of this stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

*
Previously 627,945,914 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock were registered pursuant to a prospectus supplement dated May 29, 2012. As previously disclosed, on June 8, 2012, Sprint HoldCo, LLC exercised its right to revoke its surrender of 77,413,434 shares of Class B Common Stock and such shares were subsequently reissued to Sprint HoldCo, LLC. This prospectus supplement is being filed solely to register those 77,413,434 shares.

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The date of this prospectus supplement is September 10, 2012